Dear Stockholder,

As the year draws to a close, we are continuing to make progress towards our goal of completing the liquidation and dissolution of the Company. We are winding down operations in an orderly manner, have disposed of the majority of our physical assets, retaining only what is necessary to operate, and have reduced our staff to a minimum. All of the AEGON N.V. common shares have been distributed, except those held for stockholders who have not claimed their ownership and those held for fractional interests. Your fractional interest represents the fraction of an AEGON N.V. common share remaining after we distributed the whole shares of AEGON N.V. common stock that you were entitled to receive. The enclosed cash payment represents the cash value you are entitled to receive in lieu of distributing such fractional AEGON N.V. common share, plus the cash dividends received on that fractional share interest. This fractional share value and the related dividend payment represent the final distribution of the value we received from AEGON N.V. The shares held for fractional interests were sold on December 21, 2005 at $16.51 per share. A breakdown of the amount of your payment will be sent in a separate letter. If you have any questions regarding this distribution, please feel free to contact Investor Relations at (770) 248-3321.

As you know, we are still holding some cash reserves which will ultimately be distributed to our stockholders, if the cash is not required for settlement of the Company’s obligations, in accordance with Delaware law. Accordingly, we anticipate transferring any remaining assets to a liquidating trust on or before May 25, 2006, which will permit the company to dissolve and, as required under Delaware law, still have assets available to be applied to liabilities after the dissolution.

We are planning to continue sending periodic updates to you, keeping you apprised of the ongoing process. You can also read our most recent Quarterly Report on Form 10-Q, filed with the SEC on November 21, 2005 for more specific information.

Sincerely,

Caryl P. Shepherd
Vice President & CAO

Unaudited
Consolidated Statement of Changes	Three Months
in Net Assets in Liquidation	Ended September 30,
(In thousands)	2005
Estimated net assets in liquidation as of June 30, 2005	$57,957
AEGON N.V. shares distribution to stockholders	(57,957)

Change in estimate of:
Future operating costs and settlement reserves during liquidation period	(33)
Fair value of invested assets	(14)
Future investment income	46
Fixed assets	1

Net change in net assets in liquidation	(57,957)
Net assets in liquidation at September 30, 2005	$—

Consolidated Statement of Net Assets in	Unaudited
Liquidation	September 30,
(In thousands)	2005

Estimated Values of Assets:
Cash and cash equivalents	$2,297
Fixed maturity securities	2,428
Equity securities	20
Accounts receivable	9
Current income tax recoverable	5
Fixed assets	7
Estimated future investment income	271

Total estimated assets	5,037

Estimated Liabilities:
Accrued expenses and accounts payable	—
Dividends payable	21
Estimated future operating costs and settlement reserves during liquidation period	5,016

Total estimated liabilities	5,037

Net assets in liquidation	$—